Exhibit 10.91

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

MANUFACTURING AND SUPPLY AGREEMENT

1.	Parties

Oceana Therapeutics Limited Suite 602, Q House Sandyford 76 Furze Road Sandyford Industrial Estate Dublin 18 Ireland (hereinafter “Oceana”)

and

Bio Hospital AB, organization no. 556482-5544, Verkstadsvägen 63, 714 36 Koparberg (hereinafter “Bio Hospital”).

2.	Background

2.1.	Oceana is a medical device company that develops, markets and sells primarily implants for medical use. Implants are based on Q-Med AB’s patented technology NASHA™.

2.2.	Bio Hospital is a medical technology company engaged in contract manufacturing of medical devices an in-vitro diagnostic disposable products.

2.3.	By signing this Agreement, all prior agreements and understandings, oral or written, between the Parties shall cease to apply unless otherwise specifically stated in this Agreement.

3.	General guidelines for cooperation between the parties

3.1.	BioHospital shall manufacture and deliver products as specified in Enclosure 3.1.1 or other specifications as the parties may subsequently agreement.

The following definitions will continue to be used in this Agreement, unless otherwise stated:

Product	Completed product packaged and approved for supply to Oceana’s clients or partners in accordance with applicable specifications.

Specifications time-date version	Enclosure 3.1.1 or other agreed specification in at each

Batch	The quantity of product ordered by Oceana for the manufacture and supply at any one time delivery, not to be less than [*] units.

Subcontractor	Any third party to Bio Hospital providing goods or services being included as part of the production of the product and the delivery of goods or services under this Agreement is subject to Oceana’s written approval. All subcontractors are shown in Encl. 3.1.1.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.2.	Bio Hospital does not have the right, without Oceana’s prior written consent to appoint sub-contractors other than those stated by this Agreement and its enclosures. If such Subcontractor shall be appointed Bio Hospital ensures that, in all respects the Subcontractor will act in accordance with the terms of this Agreement. Bio Hospital is always responsible for all sub-contractors’ acts and omissions as for himself.

3.3.	Parties will comply with loyalty in business relationships, including among other things, that party shall promptly notify the other party if circumstances are or may be of importance in business relations. In the event that circumstances surrounding the business relationship change, the parties shall work together to achieve a solution whereby the intention of the terms of this Agreement is maintained. The Parties shall act jointly in order to shorten lead times and otherwise streamline the production and delivery process.

3.4.	Oceana has the right to unilaterally change the specification of at least three (3) months’ prior notice, to the extent that such amendment is made necessary by circumstances beyond Oceana’s control. Other changes to the specification require written consent of both parties, which shall not unreasonably be refused. Such amendment shall be by application of the parties’ usual practice for version control of the governing documents, and each Party shall designate suitable officers who are authorized to accept on behalf of the party new version of the specification. Oceana covers Bio Hospital for reasonable additional costs that Bio Hospital incur as a result of changes to the specification demanded by Oceana.

4.	Bio Hospitals commitments

4.1.	Bio Hospital shall maintain an organization and have access to production capacity and raw materials in sufficient quantities to supply to Oceana at least to the extent shown by Oceana at each time the current forecast for the next [*] months. Closer regulation of the forecast is made in paragraph 5 below.

4.2.	Bio Hospital shall ensure that the product delivered to Oceana meets the specifications as set out in Oceana’s order.

4.3.	Bio Hospital must keep adequate reference samples of critical raw materials as set out in the applicable specification.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.	Forecasts

5.1.	Oceana shall before the beginning of each new calendar quarter, make projections of its projected orders for products over the next [*] calendar months. Forecast is provided in the format agreed by the parties from time to time. Forecast shall specify the quantity of products Oceana calculates to order per calendar month.

5.2.	Specified quantities for the first [*] months of the Forecast shall be binding on Oceana, implying that Oceana agrees to order at least the quantity of product specified in the forecast for those months.

5.3.	Party shall inform the other party of factors that can significantly affect future forecasts, orders and deliveries.

6.	Orders

6.1.	Orders from Oceana to Bio Hospital are to be written orders. The order shall at least include quantity and desired delivery date.

6.2.	Bio Hospital shall immediately, but not later than seven (7) days of receipt of order acknowledge the order according to 6.1 above. Such confirmation shall indicate the quantity, location and date of delivery of the order. If such written confirmation has not been received by Oceana within seven (7) days from the time Bio Hospital received Oceana’s order, Bio Hospital shall be deemed to have accepted the order in its entirety.

6.3.	Bio Hospital is obliged to accept any individual orders to the extent that they do not exceed the forecast quantity for months [*] to [*] of the forecast by more than [*] or relates to a delivery to a desired delivery date less than [*] weeks from order date.

6.4.	For parties binding agreements for individual delivery occurs when the Bio Hospital accepted or deemed to have accepted the Oceana’s order. Bio Hospital is not entitled to in its confirmation introduce new terms or otherwise modify Oceana’s orders in addition to that of this Agreement including its enclosures, and all such amendments shall be disregarded. In the event that Bio Hospital wishes to change the Oceana’s order, in terms of quantity, delivery, or otherwise, Bio Hospital shall contact Oceana, immediately after receipt of order. To the extent that changes thereby are agreed Oceana will send another order to Bio Hospital.

7.	Shipping and order

7.1.	Supply of Product according to binding orders should be made with delivery terms FAS, Incoterms 2000, the date specified in the order or prior to at the earliest three (3) days before or within two (2) days thereafter.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7.2.	In the case of ordered quantity Bio Hospital is entitled to deviate at delivery [*] of Oceana’s order. Payment is made for the number of Products actually delivered.

7.3.	Fulfillment of orders shall be deemed completed when the Oceana received the Product and related documentation, and specifications indicated samples and shipment approval issued by the product according to Oceana’s routines.

7.4.	For delay in delivery which does not depend on Oceana, Bio Hospital shall pay a penalty to Oceana for each started seven-day period as the delay is, equivalent to [*] of the price of the delayed delivery or part delivery, but not more than [*] of the price (i.e., the longest [*]). In addition, Oceana has the right to compensation for any damage; Oceana is suffering because of the delay, including any cost of replacement, in case where the delay is caused intentionally or through gross negligence.

If the delay consists of more than [*], Oceana has the right to cancel the order for the portion not delivered, and Bio Hospital shall be deemed to have materially breached its obligations under this Agreement.

What the above states for liquidated damages shall not apply if Bio Hospital can show that the delay lies solely with the Subcontractor and that Bio Hospital has taken such steps as may reasonably be required to ensure and procure the delivery by the subcontractor under the entered agreement.

7.5.	For delay in delivery where the delay is due to Oceana, the parties shall agree a new delivery date.

7.6.	Oceana has the right to complain about incorrect product throughout the product life under the applicable specification. If Oceana on reasonable grounds would have to withdraw the delivered product from Customer, and the recall is based on defects in the product delivered to Oceana, Oceana shall have the right to complain the entire Batch from which the individual product came as the basis for recall.

7.7.	With wrong product is meant product that do not meet all the criteria of the applicable Specification. Incorrect Product is returned to Bio Hospital or, if Bio Hospital requests, is destroyed by Bio Hospital’s expense and risk. Oceana has the right to request that Bio Hospital as soon as possible, replace the faulty product with new or provide a price reduction.

In addition, Bio Hospital pays Oceana for the direct damage that Oceana is suffering as a result of the erroneous delivery or part delivery.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7.8.	Bio Hospital shall investigate complaints from Oceana. Within [*] working days from notification from Oceana, Bio Hospital shall come back with preliminary feedback. A written notice, with the results of the investigation, correction actions for the current batch and preventive measures for future deliveries shall be provided within [*] days from Oceana’s notification.

7.9.	Bio Hospital shall ensure Oceana that from each Batch they will receive the number of samples as shown in the applicable specification.

8.	Price

8.1.	For deliveries of Product under this Agreement, Oceana is to pay the prices shown on Bio Hospitals Price List, Encl. 8.1.

8.2.	The price charged per unit, as specified in Encl. 8.1, should be based on Bio Hospital’s purchase price of the component in the form of needles which are purchased from subcontractors added to Bio Hospital’s other costs for raw materials, components, labor, fix costs and margins. Since Bio Hospital purchases needles in US Dollars, the price charged to Oceana will also be in US Dollars. Either party has also the right to [*] by [*] to call for renegotiation of the fixed part of the price for the [*] period beginning on [*]. Requests for renegotiation should be filed in writing, stating the adjustments required. The request must be justified by referring to actual changes in the cost of the product, including both components as inputs and services. The party is also entitled, at any time, to request renegotiation of the price, if the party can show proof that the fixed component of the price, will change by more than [*]% since the previous adjustment.

9.	Payment

9.1.	Bio Hospital has the right to invoice Oceana for Products on delivery. Oceana shall made payment within [*] days from the invoice date. For late payment Bio Hospital is entitled to default interest rate.

10.	Bio Hospital’s Subcontractors

10.1.	Bio Hospital’s contract with a subcontractor Isotron BV is given in Encl. 10.1. Bio Hospital is not entitled to without Oceana’s approval to change the terms of Chapter 5 of this Agreement.

10.2.	Bio Hospital is not entitled to substitute Subcontractor or otherwise let other than Subcontractor perform the tasks performed by the Subcontractor in this Agreement without the input Oceana’s prior written approval.

10.3.	Bio Hospital shall ensure and document that there is a continuity plan for Bio Hospital and its subcontractors.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.	Property rights, intellectual property rights, etc.

11.1.	All intellectual property rights relating to the Product shall be Oceana’s property.

11.2.	The Parties agree that all intellectual property used for Bio Hospitals production of Product, shall be Oceana’s property. Such property shall not without the consent of Oceana be used by Bio Hospital for any purpose other than what is implied by this Agreement. At the termination of this Agreement, or upon request by Oceana, any such equipment, and related drawings, specifications, etc., shall be delivered to Oceana.

12.	General Requirements for the Quality and Regulatory Support

12.1.	The requirements for quality are included in Encl. 12.1 Quality Agreement between the Oceana and Bio Hospital.

12.2.	Bio Hospital shall, upon request by Oceana, or Oceana’s licensees, provide the necessary, product-specific documentation that enables the acquisition of such registration and permits necessary for products to be marketed and sold in countries where Oceana [is] operating or intending to work. Bio Hospital shall also observe and comply with other applicable regulatory requirements and guidelines relating to the product and the activities Bio Hospital is to perform under this Agreement.

13.	Warranties and limitation of liability and insurance

13.1.	Bio Hospital ensures that the delivered product meets applicable specifications and other requirements set out in this Agreement including its enclosures, and that manufacturing, sterilization and packaging are done accordingly, and also otherwise be done in a professional manner and in accordance with generally accepted industry standards.

14.	Term

14.1.	This Agreement is valid from the date of signature of both parties and to [*], after which the Agreement is extended by [*] year periods unless termination in writing by any party within [*] months prior to end of each contract period.

15.	Transfer of production and the early termination

15.1.	In the event

a)	Bio Hospital or Subcontractor will become insolvent or fail to comply with obligations for deliveries under this Agreement, or

b)	ownership or structure is substantially modified, such as by merger with another company, so that Bio Hospital or Subcontractor is likely to come under the influence of a third party with interests in accordance with Oceana’s assessment are contrary to Oceana’s interests, or

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

c)	Bio Hospital or Subcontractor of a major character breach of its obligations under this Agreement or if Oceana else has the right to terminate or cancel this Agreement

Bio Hospital shall — on Oceana’s demand — actively and in good faith assist in Oceana to takeover production of the product itself or to establish a similar production by a third party.

15.2.	Party has the right to immediately terminate the Agreement or portion thereof if

a)	the other party is declared bankrupt, takes up negotiations on the arrangement, subject to seizure, suspension of payments, reorganization or other circumstances likely to be insolvent and there is reason to believe that the party will be unable to fulfill its obligations under this Agreement;

b)	the other party goes into liquidation, or

c)	a change in the other party’s ownership or structure, such as by merger with another company, likely to be against the interests of the party’s or

d)	the other Party overrides their obligations under this Agreement and fails to make full correction within [*] days from receipt of written notice served.

15.3.	Each party shall be entitled to compensation for direct damage, including fees for a replacement delivery, which arises in response to violations of conditions and commitments under this Agreement. Party is never entitled to compensation for indirect damages such as lost profits.

16.	Privacy

16.1.	The parties shall not in any other context, use, or for third parties to disclose, any Confidential Information on the other’s activities as a party becomes aware. Confidential Information means trade secrets and other information of technical and commercial matters obtained before or during the collaboration, which is governed by this Agreement. The Parties undertake to adopt all necessary measures to prevent its employees from violating that commitment.

16.2.	Privacy under 16.1 above shall not include

a)	information, which is generally known or brought to public knowledge otherwise than by breach by the parties to the substance of this provision;

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

b)	information that a party can show that the party already knew prior to receipt from the other party;

c)	information that a party has received or will receive from third parties, without being bound by confidentiality obligations in relation to him, or

d)	information that a party under a court or other authority of a court order or decision is required to supply, provided that the party in good faith sought to avoid this, and held other party informed.

17.	Other

17.1.	Bio Hospital is responsible for, and pays, insurance major disruption, fire, theft, liability and other circumstances that may cause harm to Oceana, including damage to product or raw material in production that have not been Oceana’s property. Copy of current insurance and proof of insurance must be sent to Oceana on Oceana’s written request. At the signing of this Agreement, applicable insurance provisions are contained in Encl. 17.1.

17.2.	At the termination of this Agreement, or otherwise when a party so requests, the other party shall immediately return all property and all Confidential Information belonging to the first party and any other information as such party is entitled under the Agreement. In signing of this Agreement, Oceana does not hold any such property or confidential information about the Bio Hospital. Transmission of the information also includes any copies of such information regardless of how the information is stored.

17.3.	Bio Hospital and Bio Hospital’s Subcontractors shall not use the Oceana’s name in connection with advertising and marketing without Oceana’s prior written consent in each case.

17.4.	Changes and additions to this Agreement shall be in writing and properly drafted, and signed by the parties.

17.5.	Oceana has the right to assign its rights and obligations under this Agreement in the event of an assignment or licensing extensive product or other product where the product is or is being packaged. In addition, the party is not entitled to assign this Agreement to another party without the other party’s prior written approval.

17.6.	If the party is unable to fulfill his obligation under this Contract by circumstances beyond his control that he could not reasonably be expected to be reckoned with at the time of conclusion of the contract and whose consequences he could not reasonably have avoided or overcome, or that is suppliers were unable to perform the delivery because of such circumstances, this shall constitute a ground for postponement of delivery or other performance and relief from penalties.

18.	Disputes and Applicable Law

18.1.	Irish law, except for choice of law rules, shall govern this Agreement and all transactions between the parties in respect of this Agreement.

18.2.	Disputes relating to validity, interpretation or application of this Agreement shall, as well as other disputes arising out of legal relationships because of it, settled by Arbitration Court under the rules of the International Centre for Dispute Resolution. The arbitration shall be held in Dublin and shall be in English.

18.3.	To the extent that the plaintiff’s demands at the time the claimant of the arbitration process is lower than [*] US, the hearing shall have [*]. Otherwise, the hearing shall be with [*].

This Agreement has been signed in duplicate.

OCEANA		BIO HOSPITAL AB

Place:	Edison, NJ	Place:	Koppurberg

Date:	10/20/10	Date:	2010-07-01
Signature		Signature

/s/ Andrew J. Einhorn		/s/ Ove Sahl

Name	Andrew J. Einhorn	Name	Ove Sahl

Enclosures:

Enclosure 3.1.1	Products and Specifications
Enclosure 8.1	Price List
Enclosure 10.1	Terms of Subcontractors (Isotron)
Enclosure 12.1	Quality Agreement between the Oceana AB and Bio Hospital AB
Enclosure 17.1	Insurance Certificate

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Enclosure 3.1.1

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Enclosure 8.1

Prices

Article	Q-Med reference number	Bio Hospital reference number	Price per each unit
Deflux metal needle (EU)	10-35811	QM10-35811	SEK [*]
Deflux metal needle (US)	10-35810	QM10-35810	SEK [*]

Prices

Article	Q-Med reference number	Bio Hospital reference number	Price per each unit
Deflux metal needle (EU)	10-35811	QM10-35811	USD [*]
Deflux metal needle (US)	10-35810	QM10-35810	USD [*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Enclosure 10.1

SERVICE AGREEMENT

This agreement is dated on 15 March 2008 and is made between ISOTRON NEDERLAND B.V., authorised represented by Mr. G.C.V.E.G. von Ketelhodt, a company incorporated under the laws of the Netherlands and having its principal place of business at Ede and Etten-Leur - The Netherlands (hereafter ISOTRON), and BIO-HOSPITAL AB, authorised represented by Mr. O. Sahl, being the customer having its principal place of business at Kopparberg - Sweden (hereafter “BIO-HOSPITAL”).

Both parties ISOTRON and BIO-HOSPITAL agree as follows:

1.	Definitions

- Service	:	Work and/or services to be performed by ISOTRON according to the specifications detailed under Schedule A.

- ISOTRON	:	The company ISOTRON B.V. Ede and Etten-Leur, The Netherlands

- BIO-HOSPITAL	:	The natural or legal entity who has given instructions and on whose account services will be provided, work will be carried out and goods will be supplied at his/their expense.

- Territory	:	The country or region in which the goods are treated.

- Goods	:	Products of or on behalf of BIO-HOSPITAL to be treated by ISOTRON.

2.	Confidentiality

2.1.

ISOTRON shall not accept any confidential information from BIO-HOSPITAL except if ISOTRON gives its prior written approval to the communication of such information as confidential. Any such confidential information shall not be used by ISOTRON or disclosed to third parties.

2.2.

BIO-HOSPITAL shall not accept any confidential information from ISOTRON except if BIO-HOSPITAL gives its prior written approval to the communication of such confidential information. In case of disclosure of confidential information, BIO-HOSPITAL is obliged to sign a Confidentiality Agreement, of which a duly signed copy is to be attached to this Agreement.

2.3. The obligations under 2.1 and 2.2 are not applicable in the event that the information specified:

A)	can be shown to have been known by the receiving party prior to disclosure by the providing party; or

B)	comes into the public domain by publication or otherwise; or

C)	can be shown to have been made known to the receiving party from another source without being supplied either directly or indirectly by the providing party.

3.	Schedules

Schedule A shall set forth the specifications for the activities and/or services to be performed by ISOTRON.

4.	Service

4.1.

BIO-HOSPITAL will offer to the Isotron facilities in Ede, the Netherlands, products for irradiation. These quantities will be delivered at the risk of BIO-HOSPITAL at the sheds of ISOTRON Ede, the Netherlands according to the planning prepared by BIO-HOSPITAL logistics and agreed by ISOTRON and will remain in the ownership of BIO-HOSPITAL. However, during the presence of the Goods at ISOTRON premises, ISOTRON will be liable for any damage, loss, theft, etc., according to article 11 of the General Conditions of Treatment and Sale. ISOTRON will make sure that her liability under those General Conditions of Treatment and Sale is covered by an appropriate insurance, details of which will be given in the attached Schedule B. The Goods offered for irradiation must be delivered in a such a good condition that they can go through the total irradiation process, including all handling, storage and transport, without causing any interruption of that process.

4.2.

ISOTRON will deliver the treated Goods ex warehouse at the treating facility and BIO-HOSPITAL has to collect the irradiated Goods, after having been notified by ISOTRON within 7 days as of notification by fax. After expiration of this period ISOTRON shall charge BIO-HOSPITAL EUR 1.50 per pallet per week of storage.

4.3.

In preparing the Goods, ISOTRON shall observe all applicable laws and regulations in effect in the Territory in particular, ISOTRON shall apply “Good Manufacturing Practices”.

4.4.

BIO-HOSPITAL will give orders to ISOTRON in writing quarterly forecast of quantities of goods to be irradiated.

4.5.

ISOTRON shall treat such quantities of the Goods as are specified in order confirmation notes issues by ISOTRON. Each order confirmation shall specify the quantities and delivery dates of the Goods to be processed by ISOTRON.

5.	Quality Control

5.1.

ISOTRON shall have full responsibility for maintaining, at its own expense, suitable quality control functions at its manufacturing plant; such controls shall meet the generally accepted standards of the industry and be in keeping with good irradiation practices.

5.2.

ISOTRON shall supply BIO-HOSPITAL, upon request, with copies of manufacturing and control records with respect to any batch of the Goods, as and if defined in separate standing operating instructions as annexed hereto under Schedule A. Furthermore, BIO-HOSPITAL’s representative shall have the right, at reasonable times and upon prior reasonable notice and accompanied by an authorised representative of ISOTRON, to enter ISOTRON’s premises where the Goods are being processed to inspect such premises and the methods of processing and storage of the Goods during any stage of the irradiation process. Visits by BIO-HOSPITAL to ISOTRON’s service facilities may involve the transfer of confidential information, which shall be subject to the terms of Article 2, above.

5.3.

ISOTRON will advise BIO-HOSPITAL, in writing, prior to a change in the irradiator which may affect the dose distribution of the BIO-HOSPITAL products to allow BIO-HOSPITAL to perform any necessary requalification by means of a dose mapping.

5.4.

Source replenishments

ISOTRON will inform BIO-HOSPITAL before source replenishments are performed at ISOTRON Ede. ISOTRON will inform BIO-HOSPITAL in writing, as soon as possible after the replenishment of the source, that the replenishment has occurred, that the dose mapping has been performed according to the ISOTRON procedure and state whether the replenishment has affected the validated status for BIO-HOSPITAL.

6.	Prices and Payment Terms

6.1.

As of [*] BIO-HOSPITAL pays an irradiation tariff at [*] per pallet, for a minimum dose of [*] (kiloGray) and a maximum dose of [*] and a density of [*] for [*]. As of [*] BIO-HOSPITAL pays an irradiation tariff at [*] per container, for a minimum dose of [*] (kiloGray) and a maximum dose of [*] and a density of [*] for [*].

For [*] the prices will increase with [*]%, for [*] the prices will increase with [*]% and for [*] the prices will also increase with [*]%. BIO-HOSPITAL agrees to use ISOTRON’s irradiation services initially for at least [*]% of the volume delivered to ISOTRON in [*].

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.2.

Standard Payment Conditions, as mentioned in the General Conditions of Treatment and Sale, article 8, apply. Any specific conditions regarding payments must be mentioned hereunder: Not applicable.

7.	Term and Termination

7.1.

This agreement shall be entered into for three (3) years as of 15 March 2008. Six (6) months before the expiry date of the agreement parties will convene and discuss the renewal of the present agreement. If no such meeting has been held the agreement will be automatically extended for one (1) full year.

7.2.

In the event that one Party shall at any time commit a material breach of any of the provisions hereof and fails to cure such breach thirty (30) days after having received a written notice, the other Party may terminate this Agreement.

In case this breach is caused on the side of ISOTRON by reasons totally out of control of ISOTRON, e.g., fire or natural disasters, there will be no termination, but the agreement will be suspended only for the period ISOTRON needs to restore a normal service situation. If this period exceeds six (5) months, the BIO-HOSPITAL is entitled to terminate the contract.

7.3.

This agreement shall terminate, without further notice or action if either Party should become insolvent, or should make or seek to make an arrangement with, or an assignment for, the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy should be instituted by, on behalf of or against either party, or if a receiver or trustee of either Party’s property shall be appointed.

8.	Effect of Termination

8.1.

Termination shall not relieve or release either party hereto from making any and all payments which may be due and owing under the terms of this agreement.

8.2.

Neither ISOTRON nor BIO-HOSPITAL shall be liable for damages or indemnities, consequential damages, including, without limitation, goodwill indemnities, in any form by reason of termination of this agreement pursuant to its terms at any time or for any reason.

8.3.

The provisions of this Article and Article 2, 10 and 11 shall survive termination of this agreement for a period of five (5) years from such termination.

9.	Relationship between Parties

9.1.

The relationship between ISOTRON and BIO-HOSPITAL is that of supplier and customer and under no circumstances shall either Party, its agents and employees, or any authorised service contractors of either Party be deemed agents or representatives of the other Party. Neither Party shall have the right to enter into any contracts or commitments in the name of or on behalf of the other Party in any respect whatsoever. BIO-HOSPITAL does not have the right to resell or otherwise make available to third parties any contracted but unused services at ISOTRON without written approval from ISOTRON to do so.

10.	Recalls, inspections and Products Complaints

10.1.

The Parties shall notify and cooperate with each other as to any and all complaints, inspections and recalls concerning the Goods, as defined in ISOTRON’s General Conditions of Treatment and Sale.

10.2.

In the event of a recall from the Goods, BIO-HOSPITAL shall assume complete responsibility for the conduct of the recall, except that ISOTRON shall provide BIO-HOSPITAL with any service information reasonably required by BIO-HOSPITAL in connection with the recall. Liability for ISOTRON is limited to what is stated in article 11 of ISOTRON’s General Conditions of Treatment and Sale.

10.3.

Other than in article 10.2, ISOTRON can assume that Goods are to be found in good order after a period of [*] from the collection date, see article 4.2, has passed without complaints from BIO-HOSPITAL.

11.	Indemnity

11.1.

The indemnity to be paid by ISOTRON is limited to what is sated in ISOTRON’s General Conditions of Treatment and Sale, see articles 10 and 11.

11.2.

BIO-HOSPITAL shall indemnify and hold ISOTRON, its successors and assignees harmless from and against any and all claims of liability, loss, damage, cost or expense (including reasonable fees for attorneys) relating to the BIO-HOSPITAL part of production, the marketing, distribution, sale and use of the Goods.

11.3.

BIO-HOSPITAL will indemnify ISOTRON up to the guaranteed amount of turnover as stated in article 6.1, in case that turnover in the contract-period is lower due to a lower use of the services of ISOTRON.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.	Force Majeure

12.1.

Neither Party shall be liable for damages to the other arising from the failure to perform the obligations assumed in this agreement when such failure to perform shall be occasioned by any cause that does not belong to the risks that the contracting Party should usually bear in economic and social life. Such “Force Majeure” must, however, be formally declared in writing to the other Party by one of the methods mentioned in article 13 hereunder.

12.2. If such “Force Majeure” occurs and lasts longer than 30 days, both Parties are entitled to terminate the contract upon the terms as stated in the last section of article 7.2.

13.	Notices

13.1.

All notices, designations of confidentiality, communications, demands, and payments required or permitted to be given or made hereunder or pursuant hereto conclusively shall be presumed for all purposes of this agreement to be given or made at the time the same is personally given or made or at the time the same is transmitted by telex message, or at the time the same is transmitted by confirmed telefax message, or two (2) days after the same is placed in an envelope and mailed by registered mail, prepaid, addressed as follows:

If to ISOTRON:

Isotron Nederland B.V.

P.O. Box 600

6710 BP Ede

THE NETHERLANDS

If to BIO-HOSPITAL:

BIO-HOSPITAL AB

Verstadsvägen 63

71436 Kopparberg

SWEDEN

or to such other address as to which either Party hereto may notify the other Party hereto as aforesaid.

14.	Miscellaneous

14.1.

This agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns. All rights of either Party under this agreement, unless otherwise specified herein, are personal and are not assignable without the consent in writing of the other Party being first obtained, except that upon written notice either Party may assign its rights and obligations under the agreement to any of its subsidiaries or affiliates.

14.2.

All sales of Goods and Services by ISOTRON to BIO-HOSPITAL shall be subject to the provisions of this agreement and schedules A and B, and to the General Conditions of Treatment and Sale.

14.3.

This agreement and the applicable General conditions of Treatment and Sale constitute the entire agreement between the parties relating to the subject matter herein and all prior proposals, discussions and writings by and between the Parties are superseded. None of the terms of this agreement shall be deemed to be waived by either Party or amended. Unless such waiver or amendment is in writing duly executed by both parties and such writing recites specifically that it is a waiver of or amendment to the terms of this agreement.

14.4.

This agreement shall be deemed to have been entered into in 15 March 2008, and its representations, its construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the Netherlands.

14.5.

Any dispute arising from this agreement will exclusively be brought before the district court in Arnhem, the Netherlands, unless ISOTRON decides to sue before the competent Court of the domicile of the BIO-HOSPITAL.

14.6.

This agreement was written in English and is based upon the Dutch version of the Service-Agreement. In case of any different interpretation between both versions, the Dutch version will prevail.

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED IN DUPLICATE AS OF THE DATE FIRST SET FORTH ABOVE.

BIO-HOSPITAL AB		Isotron Nederland B.V.

By:	O. Sahl	By:	G.C.V.E.G. von Ketelhodt

Title:	: Managing Director	Title:	Managing Director

Signature:	/s/ O. Sahl	Signature:	/s/ G.C.V.E.G. von Ketelhodt

SCHEDULE A: GOODS & SPECIFICATIONS

Not applicable.

BIO-HOSPITAL AB		Isotron Nederland B.V.

Signature:	/s/ O. Sahl	Signature:	/s/ G.C.V.E.G. von Ketelhodt
By	: O. Sahl	By:	G.C.V.E.G. von Ketelhodt
Title:	: Managing Director	Title:	Managing Director
Date:	: [Illegible]	Date:	: [Illegible]

SCHEDULE B: RELEVANT CURRENT INSURANCE POLICY DETAILS

Mind out: One cannot derive rights from this enclosure

ISOTRON has insured her liabilities that might arise from the contract and the applicable General Conditions of Treatment and Sale. The insurance policy covers the following risks:

1.1	The risks as generally insured on the Nederlandse Beurs Brandpolis 1990, including supplementary conditions 1996: This policy includes cleaning up and salvage.

1.2	The risks are summarily described as: airplane damage, hailstones, storm, break-in, blackmail and violent robbery, vandalism, unforeseen stream out of water and/or stream, leakage of sprinkler- and/or gas extinguisher systems, precipitation (rain-, hail-, snow-, and melt water)., oil, smoke and soot, fall down of cranes, pile drivers, high installations, trees, windmills, and antennas, flag staffs and/or parts of the above-mentioned matters, riots, disturbances and so on, neighbouring buildings, collision, glass breakage, cooling damage, landslip, air pressure, meteorites, own lack or decay.

1.3	Neither transport in ISOTRON’s name nor transport insurance is a part of the standard procedures.

1.4	Damage caused by forklift-trucks, etc. to goods treated or stored in the facility.

1.5	ISOTRON is insured for some kinds of damage caused by ISOTRON to goods of third parties when these are no longer in our care, for instance when an ISOTRON employee causes damage to goods after these have been loaded in a lorry.

1.6	ISOTRON is insured in its capacity of a service irradiation company for legal responsibilities to persons and other companies, as required under Dutch law for Dutch companies, the “Wettelijke Aansprakelijk-heidsverzekering”.

1.7	ISOTRON has limited insurance cover for damage to goods caused in the irradiation process, if such damage is caused by wrong parameter setting of the irradiation equipment.

Enclosure 12.1

QUALITY AGREEMENT

By and between

BIO HOSPITAL AB

(Hereinafter referred to as “BIO HOSPITAL”)

and

OCEANA THERAPEUTICS LIMITED

76 Furze Rd., Sandyford

Dublin 1, Ireland

(Hereinafter referred to as “OCEANA”)

1.0	SCOPE OF THIS AGREEMENT

1.1	This Quality Agreement (the “Quality Agreement”) defines the responsibilities of BIO HOSPITAL and OCEANA to ensure that the Processing of Product under the Manufacturing and Supply Agreement by and between OCEANA and BIO HOSPITAL entered into as of the date of this Agreement (“MSA”) is in accordance with applicable Specifications, applicable parts of current Good Manufacturing Practices (cGMP) and Regulatory Standards (each as defined herein). Should any requirement set forth in this Quality Agreement contradict applicable cGMP regulations, then the latter rules shall prevail.

1.2	It is understood that development stage/non commercial PRODUCT manufacture includes production up to and including batches manufactured for process validation. The Agreement ensures that the manufacturing operations are in accordance with applicable parts of current Good Manufacturing Practice (cGMP) as required by the US FDA 21 CFR 820 regulations and the ISO13485 guidance with respect to the manufacture of medical device and with either a regulatory filed or to be filed OCEANA approved synthetic process.

1.3	The arrangements relating to the contract manufacture of PRODUCT including but not limited to project proposals, nature of services, cost, invoicing and payment, inventory ownership and inventions, indemnification, confidentiality, etc., were dealt within a separate agreement between MANUFACTURER and OCEANA (hereinafter called “Manufacturing and Supply Agreement, dated , 2010”), and in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Master Services Agreement between MANUFACTURER and OCEANA, then the terms and conditions of the Master Services Agreement shall prevail.

1.4	The appendices mentioned in this Quality Agreement, and all documents to which reference is made in the appendices shall become an integral part of this Quality Agreement.

2.0	DEFINITIONS

2.1	Annual Product Review - shall mean an annual evaluation of the quality standards of the (in-process) and Finished Product to determine if changes in Specifications, manufacturing or testing procedures are necessary.

2.2	Applicable Laws - shall mean all laws, ordinances, rules and regulations within the Territory applicable to the Processing of Product or any aspect thereof and the obligations of BIO HOSPITAL, or OCEANA, as the context requires, including all applicable federal, state and local regulations in the Territory, all as amended from time to time, and including all regulations, rules, policies and guidelines promulgated thereunder.

2.3	Current Good Manufacturing Practices - or the letters “GMP” or “cGMP” - shall mean current good manufacturing practice and standards as provided for (and as amended or updated from time to time) in (i) the Current Good Manufacturing Practice Regulations of CFR Title 21, including those regulations set forth in 21 CFR Parts 210 and 211, (ii) European Community Directive 2003/94/EC (Principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use), and (iii) all other applicable Regulatory Authority rules, regulations, policies and guidelines in effect at a given time and applicable ICH Harmonized Tripartite Guidelines.

2.4	Executed Batch Record - shall mean production, control, test records and related documentation prepared for each batch of Product Processed and shall include complete information relating to the production and control of each batch.

2.5	Facility - shall mean BIO HOSPITAL’s facilities located at or such other facility as agreed to in writing by the parties and that is identified in the 510(k) to Process Product. “Facilities” means those facilities collectively.

2.6	FDA - shall mean the United States Food and Drug Administration, and any successor entity thereto.

2.7	Final Packaging - shall mean the packaging and labeling of product in a form suitable for shipping and the transportation of Product under the specified conditions and to OCEANA’s designated destinations.

2.8	Major Deviation - shall mean an extension from the Product Processing that potentially could have an effect on the quality of the Product. The excursion does involve critical parameters.

2.9	Master Batch Record - shall mean written procedures for production and process control and testing designed to assure that each batch of Product Processed has the identity, strength, potency, safety and purity they purport or are represented to possess and is used to ensure uniformity from batch to batch and compliance with cGMPs.

2.10	Minor Deviation - shall mean an excursion from the Product Processing that has no effect on the quality of the Product. The excursion does not involve critical parameters.

2.11	Process of Processing - shall mean the manufacturing, processing, testing, packaging and other activities undertaken or required to be undertaken by BIO HOSPITAL in order to manufacture and supply OCEANA and/or its designees with Product, as applicable, in accordance with the Specifications, Regulatory Standards, and the terms and conditions set forth in this Quality Agreement.

2.12	Product - shall mean development stage/non-commercial medical device, processed in accordance with the applicable Specifications.

2.13	Raw Material - shall mean any other material or ingredients used in the Processing of Product.

2.14	Regulatory Authority - shall mean the FDA and/or any other governmental regulatory authority, court, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, domestic or foreign within the Territory, that performs a function for such political subdivision similar to the function performed by the FDA for the United with regard to the approval, licensing, registration or authorization of any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

2.15	Regulatory Standards - shall mean (i) obtaining and maintaining any and all permits, licenses, filings and certifications required by Regulatory Authorities, (ii) compliance with cGMPs applicable to any Processing activities or Facilities, and (iii) all Applicable Laws that apply to any Processing or Facilities.

2.16	Specifications - shall mean those critical quality standards and procedures as defined in the regulatory filing, as amended from time to time, for the Product, where such standards include the acceptance criteria and tests or procedures used to assess conformance thereto, as well as those additional approved criteria for in-process, periodic, skip, or other tests and procedures, e.g., such as are periodically performed to assess stability, including such standards and procedures as are set forth in this Quality Agreement.

2.17	Standard Operating Procedures - shall mean the standard operating procedures in effect at BIO HOSPITAL which have been approved by BIO HOSPITAL’s Quality Assurance department and which are applicable to the Processing.

3.0	PROCESSING

3.1	BIO HOSPITAL shall be responsible for Processing Product in conformity with applicable Specifications, cGMP, and Regulatory Standards.

3.2	Subject to Section 12, (a)d BIO HOSPITAL shall determine through its testing and review of the Product the latter’s suitability for release, and BIO HOSPITAL shall disposition the Product for supply to OCEANA and/or its designees when such suitability is demonstrated and (b) OCEANA shall be responsible for the final disposition of the Product.

3.3	BIO HOSPITAL shall maintain an effective Device quality system to ensure that the Product is processed according to the Specifications and in compliance with cGMP regulations and applicable Regulatory Standards.

3.4	BIO HOSPITAL shall validate all processes, methods, equipment, utilities, facilities and computers used in the Processing of Product in conformity with cGMP regulations, especially US federal regulation 21 CFR 211 and as required by applicable Regulatory Standards so as to ensure that Processing is able to commence in accordance with such regulations and standards and in conformity with the Specifications.

3.5	BIO HOSPITAL declares that it is in possession of all authorization(s) necessary to carry out Processing at the time of entering into this Quality Agreement. BIO HOSPITAL shall ensure that these authorizations are retained unconditionally during the term of this Quality Agreement and the MSA and shall provide such authorizations to OCEANA when requested by OCEANA by submitting relevant documentation to OCEANA.

4.0	RAW MATERIALS

4.1	BIO HOSPITAL shall be responsible for supplying and for approving the quality of all the Raw Materials and suitability of the suppliers selected by BIO HOSPITAL. OCEANA shall be responsible for the quality of material provided by and suitability of suppliers selected OCEANA.

5.0	MEDICAL DEVICE

5.1	BIO HOSPITAL and OCEANA shall be responsible for supplying and approving the specifications of MEDICAL, DEVICE and suitability of the suppliers thereof.

6.0	INSTRUCTIONS FOR THE PROCESSING

6.1	BIO HOSPITAL shall Process Product in conformity with the applicable Specifications and Master Batch Record, and in compliance with cGMP regulations and applicable regulatory Standards, for all stages of Processing.

6.2	Those employees of the Parties named as responsible persons for Processing, Quality Assurance, Quality Control and Product release as well as employees named as contact partners in the logistics function are specified in Appendix III. Both Parties must be informed immediately in writing of any changes in the fields of responsibility of the responsible persons and/or contact partner, should these occur.

6.3	The Device responsibilities of the parties shall be as set out in Appendix II.

7.0	BATCH NUMBER

7.1	BIO HOSPITAL batch number shall be used for numbering each batch of Product. The number shall appear on all documents related to the particular batch of the Product.

8.0	MANUFACTURING AND EXPIRATION RETEST DATES

8.2	The shelf life of the Product starts from the date of manufacture and shall be assigned by BIO HOSPITAL based on ICH stability data.

9.0	CHANGE CONTROL/DEVIATIONS

9.1	BIO HOSPITAL shall obtain OCEANA’ written content prior to implementing any product specific changes recommended by BIO HOSPITAL to the Processing and/or Specifications of Product.

9.2	OCEANA and BIO HOSPITAL shall assess and approve any product specific planned change or planned deviation from the manufacturing process.

9.3	Minor deviations from the manufacturing process shall be carefully documented and approved by appropriate BIO HOSPITAL QA manager or designee.

9.4	BIO HOSPITAL shall inform OCEANA of all major deviations from the manufacturing / packaging process within 24 hours of either its occurrence or knowledge of its occurrence. Where there is product impact, BIO HOSPITAL, with OCEANA’ involvement shall assess each major deviation with regard to its potential effect on the quality of the Product. BIO HOSPITAL and OCEANA shall approve all documentation describing and resolving each major deviation including any Corrective and Preventive Action (CAPA) reports resulting there from.

10.0	QUALITY CONTROL AND SAMPLING

10.1	During Processing of Product, BIO HOSPITAL shall draw representative samples according to cGMP.

11.0	RESERVE SAMPLES

11.1

BIO HOSPITAL shall sample, store and maintain appropriate reserve samples (identified by Batch number) (the “Reserve Samples”) of (i) Product and (ii) all Raw Materials used to Process or package Product, in accordance with cGMP and other US federal requirements including 21 CFR 211.170 (b), and in each case with respect to quantities as set forth in the Specifications attached hereto and stored under conditions and in the same immediate container-closure system as defined in the Specifications. If additional reserve samples are required the parties will jointly determine and agree upon what additional cost is appropriate to store such samples in excess of the current Specifications. Reserve Samples of Product from each batch of Product to permit at least two (2) full re-examinations. Reserve Samples of each batch of Product shall be retained for at least two (2) years after the expiration date of the respective batch. BIO HOSPITAL shall notify OCEANA that Product is approaching expiration and if OCEANA requests the Reserve Samples, OCEANA shall inform BIO HOSPITAL where the Reserve Samples shall be sent. The Reserve

Samples shall be visually inspected by BIO HOSPITAL at least once a year for evidence of deterioration. BIO HOSPITAL shall record the results of such inspection, as required by cGMP regulations, especially US federal regulation 21 CFR 211.170 (b). BIO HOSPITAL shall provide OCEANA and any Regulatory Authority with reasonable access to any portions of the Reserve Samples for testing and other purposes upon OCEANA’ request.

12.0	BATCH DOCUMENTATION

12.1

BIO HOSPITAL shall document the conduct of all the procedural steps stipulated in the Master Batch record as well as all in-process controls in Batch-specific records as customarily kept by BIO HOSPITAL. BIO HOSPITAL provide OCEANA with timely notification of al significant deviations, notes to file, and other deficiencies that may reasonably be expected to impact the quality of the product, as well as copies of all FDA correspondence regarding Processing. The Quality Assurance Department of BIO HOSPITAL shall be responsible for determining Product batch suitability for approval for each batch of the Product. BIO HOSPITAL shall provide OCEANA with a complete copy of the Executed Batch Records in English. Such records shall be provided to OCEANA prior to shipment of such Batches. OCEANA Quality Assurance shall have no more than 15 business days to review the Executed Batch Records. OCEANA Quality assurance shall provide disposition of Product to BIO HOSPITAL Quality Assurance before shipment of Product can occur. OCEANA shall be responsible for the final disposition of each PRODUCT batch. The Executed Batch records must be accompanied by a Certificate of Compliance (COC) / Certificate of Release (COR) and a Certificate of Analysis (COA) for the

Product. Deviation and Out of Specification (OOS) reports shall be included if applicable, which detail in writing any problems and deviations within Processing. BIO HOSPITAL shall retain the complete Batch documentation for at least one (1) year after the expiration date of the respective Batch as required by cGMP regulations, especially US federal regulation 21 CFR 211.180. BIO HOSPITAL shall provide copies of these records to OCEANA on reasonable request. BIO HOSPITAL shall notify OCEANA prior to destruction of documents and provide them to OCEANA if requested.

12.2	BIO HOSPITAL shall present Processing documentation to Regulatory Authorities upon request as appropriate and in the manner required by cGMP regulations, especially US federal regulation 21 CFR 211.180(c) and (d).

13.0	STABILITY

13.1	If a stability program should be required BIO HOSPITAL shall be responsible for the stability program for the PRODUCT. Such stability protocol would be consistent with the ICH Q1A (R2) and Q1B guidance.

14.0	DOCUMENTATION

14.1	Table 1 summarizes the types of documents that shall be supplied by one party to the other, as applicable and indicates whether these documents are approved jointly or solely by OCEANA and/or BIO HOSPITAL.

Table 1 Document Listing

REQUIRED APPROVAL
DOCUMENT	OCEANA or DESIGNEE	BIO HOSPITAL

Master Batch Record	X	X

Executed Batch Record (EBR)	X	X

Specifications for Raw Materials	X	X

Specifications for MEDICAL DEVICE	X	X

Specifications for PRODUCT	X	X

Specifications for PRODUCT	X

Packaging/Container closure

Specifications for Labeling	X	X

Written Justifications for Specifications	X	X

Certificates of Analysis		X

Certificates of Compliance / Release		X

Analytical Methods for in-process control testing		X

Analytical Methods for PRODUCT testing	X	X

Analytical Validation Protocols	X	X

Analytical Validation Reports	X	X

Analytical Method Transfer Protocols	X	X

Analytical Method Transfer Reports	X	X

Stability Study Protocols and Reports	X	X

Stability Study Results	X	X

Investigation Reports for major batch manufacture deviations	X	X

Investigations for Confirmed Out of Specifications	X	X

Major Change Control Results	X	X

Equipment Cleaning Validations		X

Process Validation Protocols	X	X

Process Validation Reports	X	X

15.0	COMPLAINTS

BIO HOSPITAL and OCEANA jointly are responsible for and shall cooperate in conducting and documenting internal investigations of, and response to, customer complaints.

Emergency contact numbers for BIO HOSPITAL and OCEANA are outlined in Appendix III attached hereto and shall be updated in the event of a change.

OCEANA shall forward to BIO HOSPITAL Product complaints about the quality of the Product(s) after confirming by investigation the details and authenticity. All authenticated complaints shall be forwarded to BIO HOSPITAL for internal investigation; all other complaints, and the results of investigation determining same, shall be maintained by OCEANA and forwarded to BIO HOSPITAL upon request. For authenticated complaints, BIO HOSPITAL shall review without undue delay the respective Batch documentation, carry out tests to clarify the cause of such a complaint, its alleged technical defect and present OCEANA with a response summarizing the results of such investigation. The final response has to be sent to OCEANA within thirty (30) calendar days of receipt of the Product complaint. For Product complaints where the nature of the complaint is such that patient safety could be put at risk, preliminary investigation statements must be available within two (2) Business Days of receipt, a final statement must be written without any undue delay, within ten (10) calendar days at the latest. The final response must also include details on the confirmed or assumed causes of technical defect(s) when applicable. BIO HOSPITAL shall be responsible for the appropriate measures to prevent the re-occurrence of any such defects and report such measures in the final response. If for any reason items remain outstanding, BIO HOSPITAL shall provide periodic progress updates. BIO HOSPITAL and OCEANA shall agree on the frequency on a case by case basis.

16.0	RECALLS AND OTHER CORRECTIVE ACTIONS

16.1	In the event BIO HOSPITAL believes a recall, field alert, Product withdrawal or field correction (any of the foregoing, a “Recall”) may be necessary with respect to any Product, BIO HOSPITAL shall immediately contact OCEANA to discuss their belief. BIO HOSPITAL shall not act to initiate a Recall without the express prior written approval of OCEANA, unless otherwise required by Applicable Laws. In the event OCEANA believes a Recall may be necessary with respect to any Product, OCEANA shall immediately notify BIO HOSPITAL to discuss its belief and BIO HOSPITAL shall provide all necessary cooperation and assistance to OCEANA. Unless otherwise set forth herein, OCEANA shall have responsibility for and shall make all decisions relating to conducting any Recall related to Product in the Territory. INVDEVUS shall notify BIO HOSPITAL of the decision to initiate a regulatory action prior to notification to the regulatory agency whenever possible.

17.0	STORAGE

BIO HOSPITAL shall be responsible for quality of the Product during storage and handling. OCEANA shall be responsible for the quality of the Product consistent with delivery terms FAS, Incoterms 2000.

18.0	INSPECTIONS AND AUDITS

BIO HOSPITAL immediately advise OCEANA if any Regulatory Authority communicates with BIO HOSPITAL or visits or inspects any Facility directly related to the Product. Representatives of OCEANA shall have the right to be present at BIO HOSPITAL’s Facility and participate as mutually agreed during any such inspection. BIO HOSPITAL shall furnish to OCEANA a copy of applicable portions of all reports and communications by such Regulatory Authority (including any FDA Form 483 or other establishment inspection reports, warning letters, citations, indictments, claims, lawsuits or proceedings issued or instituted against BIO HOSPITAL or any subcontractor, or of any revocation of any license or permit issued to BIO HOSPITAL or such subcontractor that affect Product or any Facility directly applicable to the product, or that relates to any license or permit issued to BIO HOSPITAL in connection with the Product or any Facility, when such reports and correspondence become available to BIO HOSPITAL, but in any event within three (3) days of BIO HOSPITAL’s receipt thereof. BIO HOSPITAL shall discuss with OCEANA any Regulatory Authority comments related to and affecting any Processing or the ability of BIO HOSPITAL to perform its obligations hereunder, and before BIO HOSPITAL submits a response to such comments, BIO HOSPITAL shall give OCEANA no greater than five (5) Business Days to comment on its proposed response to such comments, and BIO HOSPITAL shall give reasonable consideration to incorporating any resultant OCEANA comments specific to the Processing of a Product. BIO HOSPITAL shall promptly rectify or resolve any deficiencies noted by a Regulatory Authority in a report or correspondence issued to BIO HOSPITAL that relate to any Processing activities. BIO HOSPITAL shall send updates to OCEANA every two (2) days if such inspections are extended.

OCEANA shall have the right twice every two (2) years, through one but no more than two (unless mutually agreed) representatives or designees during normal mutually agreed upon business hours, and upon at least ten (10) business Days written notice to BIO HOSPITAL, to inspect and audit in a reasonable manner (a) those portions of the Facilities in which any processing is conducted and (b) any of BIO HOSPITAL’s or its subcontractors’ manufacturing and quality control records and other Documentation relating to the Processing activities in order to ensure BIO HOSPITAL’s compliance with its obligations under this Quality Agreement; review correspondence, reports, filings and other documents from or to Regulatory Authorities to the extent related to Processing activities; and evaluate all variances from applicable Regulatory Standards, or this Quality Agreement; provided that (i) any such representative or designee shall be subject to the same confidentiality restrictions as OCEANA and (ii) OCEANA shall be responsible to BIO HOSPITAL for any breach by any such representative of such confidentiality restrictions. In the event of a safety or health or potential safety or health or other emergency related to the Product, BIO HOSPITAL shall use commercially reasonable efforts, in good faith and commensurate with the urgency of the circumstances, to allow OCEANA to initiate any inspection and audit under this section (which shall be in addition to any annual inspection referred to in the first sentence of this Section) at a mutually agreed upon time upon forty-eight (48) hours notice during regular business hours. BIO HOSPITAL shall promptly correct any mutually agreed problems or issues identified as a result of any such inspection or audit to the extent that such problems or issues result from a failure to comply with cGMPs or other applicable Regulatory Standards. BIO HOSPITAL shall provide OCEANA with reasonable documentary and other evidence of such corrections

19.0	ANNUAL PRODUCT REVIEW

19.1	In consultation with OCEANA, BIO HOSPITAL shall provide information upon request for an Annual Product Review. The content of the Annual Product Review shall be agreed to by both OCEANA and BIO HOSPITAL.

20.0	SUB CONTRACTING

20.1	BIO HOSPITAL may subcontract any of the work entrusted to it OCEANA if the subcontractor has been fully qualified as a vendor and BIO HOSPITAL has the prior written authorization of OCEANA.

21.0	DURATION OF THE AGREEMENT

21.1	This Quality Agreement shall commence from the date of signing and shall remain in force until expiration or termination of the MSA.

22.0	AMENDMENTS

22.1	This Quality Agreement and the appendices hereto may be revised from time to time, but only upon mutual written agreement of the Parties.

23.0	OTHER PROVISIONS

23.1

The terms of this Quality Agreement are intended to supplement (but not limit) the terms of the MSA, and with regard to all other issues not mentioned herein the respective provisions of the MSA shall apply. In the event of conflict between any of the provisions of this Agreement and the Supply Agreement with respect to quality-related activities, including compliance with Good Manufacturing Practices and all other regulatory obligations as they pertain to the Product, the provisions of this Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and the Supply Agreement with respect to any commercial matters, including allocations of risk, liability and financial responsibility, the provisions of the Supply Agreement shall govern. Notwithstanding the foregoing, in the event that additional services are added to this Agreement requiring a modification in the scope of services provided, and as a result, in the pricing set forth in this agreement and/or the Supply Agreement, the parties shall agree to such modifications in writing.

IN WITNESS WHEREOF, BIO HOSPITAL and OCEANA have executed this Agreement by their respective duly authorized representatives on the date set forth below:

OCEANA THERAPEUTICS LIMITED

By:	/s/ Andrew J. Einhorn
Name:	Andrew J. Einhorn
Title:	Chief Financial Officer
Date:	10/14/10

BIO HOSPITAL AB

By:	/s/ Ove Sahl
Name:	Ove Sahl
Title:	General Manager
Date:	10/18/10

Enclosure 17.1

Translation from Swedish to English

Insurance Policy	Dated March 10, 2010

Insurance Valid	from May 1, 2010 - April 30, 2011
Policy Holder	Bio Hospital AB
Insured Operation	Workshop/Manufacturing
- annual compensation $[*] and annual turnover $[*]

Property Insurance	Insurance Amount
Fire, burglary and water damage

Physical address of location
1. Machines in the workshop location	$	[	*]
2. Goods in the workshop location	$	[	*]
3. Customer’s property in the workshop	$	[	*]
4. Machines in the office workshop	$	[	*]
5. Computers in the office	$	[	*]
6. Customer’s property in the office workshop	$	[	*]
7. Goods in the office workshop	$	[	*]

	$	[	*]

Third Party Liability Insurance	Insurance Amount
Person and property damage

Highest compensation
- per accident	$	[	*]
- per insurance year	$	[	*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

This insurance is valid according to section C, claim for damages that arise from the insured operation and for damage from delivered product. The insurance is valid in the entire world expect in the US and Canada.

However the insurance is valid around the world during sales- and purchasing travels and also at conferences and conventions.

With changes to the above the insurance is valid for damages from delivered product also in the US and Canada.

Export is anticipated as noted below:

Annual turnover in the Nordic countries $[*]

Delivery within the Nordic countries

Direct export to Europe/USA/Canada is occurs

Annual turnover in the USA and/or Canada $[*]

Burglary Insurance
Compensation is paid up to 12 months

Legal Protection Insurance
Highest compensation per dispute	[*] base amount
For all disputes during one insurance year	[*] base amount

Business Travel Insurance
-
-
-

Excess/Waiting Period
Property Insurance	[*]% of base amount
Third Party Liability Insurance	[*]% of base amount
Burglary Insurance	[*] waiting period
Legal Protection Insurance	[*] base amount and [*]% of costs over [*] base amount

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Terms of Insurance
-
-
-

Base amount refers to price base amount

Price base amount for year 2010 is $[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.